Exhibit 10.1

July 12, 2004

Dr. Ram Sasisekharan

2130 Massachusetts Avenue, 7B

Cambridge, Massachusetts 02139

Dear Ram:

Reference is made to the Consulting Agreement between Momenta Pharmaceuticals, Inc. (formerly Mimeon, Inc.) and you dated August 16, 2001, as amended by letter agreement dated August 1, 2003 (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

Pursuant to Section 1 of the Agreement, Company and Consultant hereby agree to extend the term of the Agreement for one additional year, from August 16, 2004 through August 15, 2005, upon the same terms and conditions, including, without limitation, those governing compensation, as are set forth in the Agreement.

Consultant hereby represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

If the foregoing is in conformity with your understanding, please sign both copies of this letter agreement and return one fully-executed copy to me.

Very truly yours,

/s/ Alan L. Crane
Alan L. Crane
Chief Executive Officer

Agreed and accepted:

/s/ Ram Sasisekharan
Ram Sasisekharan